UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 12, 2010

NETSUITE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

(Address of principal executive offices, including zip code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2010, the Compensation Committee of the Board of Directors (the “Committee”) approved the following salary and bonus compensation arrangements for the Company’s named executive officers for calendar year 2010:

Base Salary

The Committee approved an increase in the base salary effective January 1, 2010 for James Ramsey as set forth below. All other executive officers’ base salaries remained unchanged from 2009.

Executive Officer	Position	2009 Base Salary	2010 Base Salary
James Ramsey	Senior Vice President, Worldwide Sales and Distribution	$200,000	$250,000

Executive Bonus Plan for 2010 The Committee also approved bonus targets for 2010 under the Company’s Executive Bonus Plan (the “Bonus Plan”), which set forth different target bonus amounts and payout criteria for Mr. Ramsey than what was in place for him in 2009. Target bonus amounts remained the same as in effect for 2009 for all of our other executive officers. The revised Bonus Plan target bonus payout for Mr. Ramsey is as follows:

Executive Officer	Position	Target Bonus
James Ramsey	Senior Vice President, Worldwide Sales and Distribution	$250,000

The payment of target bonuses for 2010 is tied to the achievement, on a quarterly basis, of a revenue target, a net income/(loss) target, a recurring revenue bookings target, an operating cash flow target, a customer retention target and quarterly and annual targets related to individual objectives for the named executive officers:

Executive Officer	Revenue	Net Income/ (Loss)	Recurring Revenue Bookings	Operating Cash Flow	Customer Retention	Individualized MBOs
Zachary Nelson	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Evan M. Goldberg	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
James McGeever	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
James Ramsey	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Timothy Dilley	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%

Bonuses are capped at 175% of the applicable target bonus amount, with the actual bonus based on actual performance compared to the stated goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSUITE INC.

Date: February 19, 2010	By:	/s/ Douglas P. Solomon
Douglas P. Solomon
Senior Vice President, General Counsel and Secretary